NEWS RELEASE

For Immediate Release

Nord Resources Reports Third-Quarter 2010 Results

  Third-quarter 2010 sales of $7.9 million from 2,393,591 pounds of copper; net loss of ($3.9) million

  Results reflect previously announced accounting change with respect to derivatives and implementation at the outset of the third quarter of measures to reduce costs, maximize cash flow, and improve operating efficiencies

  Measures included suspension of mining and crushing of new ore pending completion of the new leaching pad scheduled to be operational by end of first-quarter 2011, subject to obtaining required capital in fourth-quarter 2010

  Subsequent to the end of the third quarter 2010, Nord made payments of $700,000 to its lender, Nedbank

TUCSON, AZ, November 15, 2010 - Nord Resources Corporation (OTCBB: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its financial results for the third quarter ended September 30, 2010. The unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

As announced on July 5, 2010, Nord began implementing measures to reduce its costs, maximize cash flow, and improve its current and future operating efficiencies. These measures included the suspension of mining and crushing new ore and laying off 43 people, representing approximately half of its workforce at the mine.

Nord continues to produce copper through the leaching of ore previously placed on its pads and processing the solution through the SX-EW plant at the Johnson Camp Mine. Copper production will continue to gradually decline until it resumes mining, crushing, and leaching new ore. The company expects full operations will resume once a new leach pad is constructed and is targeting a start-up date at the end of the first-quarter 2011 pending completion of financing in the fourth quarter 2010. The approximate cost of the new leach pad is $15 million.

Nord is using the suspension period to carry out further evaluation of its geologic resource block model and other operating parameters. This evaluation includes analysis of drill hole data, column leach testing, metallurgical testing, and additional drilling to enhance the understanding of the property's mineralogy and ore characteristics. The company expects that the resulting improved geological block model will provide the necessary tools to optimize the mine plan by focusing mining on higher-grade acid-soluble ore.

Financial Highlights

The company's financial results in 2010 have been significantly affected by the fact, as previously disclosed, that Nord's production levels in 2009 and in the first part of 2010 were significantly lower than expected as the result of previously reported unanticipated issues. This production shortfall adversely affected working capital and cash flow causing Nord to be unable to meet some of its debt obligations in 2010.

As announced on May 14, 2010, the company's senior lender, Nedbank Limited, declined to extend a forbearance agreement regarding the scheduled principal and interest payment (approximately $2.2 million) due on March 31, 2010 under Nord's $25 million secured term-loan facility. Nord also has not made payments of an additional $2.4 million due on June 30, 2010 and $2.4 million due on September 30, 2010 under the secured term-loan agreement. As a result, Nord is in default under the credit agreement with Nedbank and the full amount of the outstanding principal and accrued and unpaid interest must be included in the company's current liabilities together with any additional amounts payable under the agreement. As of September 30, 2010, Nord has reclassified $10.7 million of long-term debt to current liabilities.

Further, Nedbank Capital declined to extend a forbearance agreement regarding Nord's failure to make payments under a Copper Hedge Agreement. The total due but not paid under the Copper Hedge Agreement amounts to $5.0 million as of September 30, 2010. As the company is in default under this agreement, it has reclassified $1.7 million of derivative contracts under its copper derivative and interest rate swap agreements to current liabilities.

Subsequent to the end of the third quarter 2010, Nord made payments to Nedbank totaling $700,000.

Nord's continuation as a going concern depends on its ability to refinance the obligations under the Credit Agreement with Nedbank and the Copper Hedge Agreement with Nedbank Capital, its ability to produce copper to sell at a level where Nord becomes profitable and generates cash flow from operations, and its ability to achieve its operating plan. If management cannot achieve its operating plan because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Net sales for the 2010 third quarter reflected some decline in production following the cessation of the mining and crushing of new ore at the beginning of July. Net sales were $7.9 million from the sale of 2,393,591 pounds of copper, which compares with sales in the 2010 second quarter of $8.7 million from the sale of 2,729,194 pounds of copper. In the 2009 third quarter, sales amounted to $6.5 million (including ($0.5) million from the settlement of copper hedges) from the sale of 2,645,093 pounds of copper. Sales for the 2010 third and second quarters do not include the impact of the realized loss from copper hedge activity in the amounts of ($2.3) million and ($1.9) million, respectively, as these hedges were de-designated as cash-flow hedges and consequently not included as an element of revenue. The average realized price of the copper sold in the 2010 third quarter was $3.29 per pound (which would have been $2.35 per pound if the copper derivatives had remained classified as cash-flow hedges). In the 2010 second quarter, the average realized price was $3.19 (which would have been $2.50 per pound if the copper hedges had remained classified as cash-flow hedges). In the 2009 third quarter, the average realized price was $2.47 per pound.

For the first nine months of 2010, sales were $22.6 million (including losses of ($1.9) million from the settlement of copper hedges earlier in the year) from the sale of 7,544,721 pounds of copper. Sales do not include the impact of copper hedge activity in the amount of ($4.1) million as these hedges were de-designated as cash-flow hedges and consequently not included as an element of revenue. Sales for the 2009 nine-month period were $13.1 million (including $1.0 million from the settlement of copper hedges) from the sale of 5,271,180 pounds of copper. Additionally, for the 2009 period, revenues earned from the sale of 280,728 pounds of copper produced during the testing and development stage of the mine, amounting to $0.7 million, including $0.3 million from the settlement of copper hedges, were credited to mine-development costs. The average realized price of copper for the 2010 nine-month period was $2.99 (which would have been $2.44 if the copper derivatives had remained classified as cash-flow hedges). For the first nine months of 2009, the average realized price of copper sold was $2.49 per pound.

In the 2010 third quarter, the costs applicable to sales were $5.7 million, including $2.8 million in abnormal costs from the under utilization of plant capacity. The full benefit of the cost reductions taken at the outset of the 2010 third quarter are not evident due both to the abnormal costs and the fact that copper sold from previously established inventory which carried higher costs. Costs applicable to sales in the 2009 third quarter were $4.6 million, which included $1.7 million in ramp-up expenses. The average cost per pound of copper sold in the 2010 third quarter was $2.37; excluding the abnormal costs it was $1.18 per pound. In the 2009 third quarter, the average cost was $1.73 per pound; excluding abnormal costs, it was $1.25 per pound.

For the 2010 nine-month period, the costs applicable to sales were $13.3 million (including $4.7 million in abnormal costs), which compares with $10.3 million (including $4.7 million in ramp up expenses) in the first nine months of 2009. Direct costs of $1.8 million incurred in the development and testing phase of the ramp up were capitalized. The average cost per pound of copper sold in the nine-month 2010 period was $1.77; excluding the abnormal costs it was $1.15 per pound. In the first nine months of 2009, the average cost was $1.95 per pound; excluding abnormal costs, it was $1.15 per pound.

Gross margin in the 2010 third quarter (excluding depreciation, depletion, and amortization) was $2.2 million or 28 percent of sales, compared with $1.9 million or 30 percent of sales in the 2009 period. For the first nine months of 2010, gross margin was $9.3 million or 41 percent of sales, compared with $2.8 million or 21 percent of sales in the 2009 period, including recognition of ramp-up expenses amounting to $4.7 million. The gross margin improvement in the 2010 third-quarter and nine-month periods primarily is attributable to the de-designation of copper hedges previously considered cash-flow hedges. Other favorable factors in 2010 include increased production volume and the lower cost of sulfuric acid used for leaching, which is a significant production factor.

General and administrative (G&A) expenses decreased to $0.3 million in the 2010 third quarter compared with $0.6 million in the comparable 2009 period. For the first nine months of 2010, G&A expenses decreased to $1.6 million from $2.1 million in the 2009 period. The decreases reflect reduced total compensation expenses primarily due to a reversal of previously accrued performance incentive bonus accruals. Other factors for the improvement in the nine-month period include a decrease in the cost of contract labor, lower professional fees, and reduced travel expenses.

Depreciation, depletion and amortization expenses were $0.5 million in the 2010 third quarter, compared with $0.5 million in 2009 period and were $1.3 million for the nine months of the year compared with $1.0 million in the 2009 period. The third quarter of 2010 reflected the suspension of mining new ore in July 2010. The increase for the nine months in 2010 compared with a year ago reflects the increase in tons mined and copper produced.

For the 2010 third quarter, the company recorded total other income (expense) of ($5.4) million, compared with ($0.7) million in the 2009 period. The negative other income in the 2010 third quarter primarily resulted from the realized (loss) of ($2.3) million on the settlements of derivatives classified as trading securities marking to market of copper derivatives classified as trading securities. Interest expense increased to $0.9 million in the third-quarter 2010 from $0.7 million in the 2009 third quarter. The increase is primarily due to the 3% surcharge on the Nedbank Credit facility resulting from the fact that the company is in default on the loan and from interest charges of $0.1 million on the outstanding balance due to Fisher Industries', the company's mining contractor, Promissory Notes.

For the first nine months of 2010 other income (expense) was ($16.4 million), compared with ($0.1) million in the comparable 2009 period. The decrease in 2010 primarily resulted from the unrealized losses recognized de-designation of copper hedges and interest rates swaps from cash flow hedges to trading securities ($13.7) million, the unrealized gains on derivatives classified as trading securities amounting to $3.9 million, and the realized losses of ($4.1) million on derivatives classified as trading securities in comparison with realized gains in the 2009 period of $1.4 million. Interest expense in the 2010 period was ($2.4) million, compared with expense of ($0.9) million for 2009 as only two quarters of interest was recognized in the comparable period (interest incurred during the first quarter of 2009 was capitalized as the project was still in the development and testing phase).

Reflecting the change in accounting for derivatives, Nord recorded a net loss for the 2010 third quarter of ($3.9) million ($0.04 loss per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 112,290,583), compared with net income for the 2009 period of $0.1 million ($0.00 per basic and diluted share based on a weighted average number of basic shares outstanding of 70,511,842 and of diluted shares of 71,761,210).

For the first nine months of 2010, again reflecting the accounting change for derivatives, the company incurred a net loss of ($10.1) million ($0.09 loss per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 111,720,671). This compares with a net loss in the 2009 period of ($0.4) million ($0.01 loss per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 70,211,630).

Liquidity and Cash Flow

The company is continuing to investigate alternatives to improve its liquidity. There can be no assurances that the company's efforts will be successful in this regard. In June 2010, as previously announced, Nord engaged FTI Consulting to provide the company with financial advisory and consulting services. The company is continuing to work with FTI and on its own to effect a restructuring of its capital and to raise additional funds.

At the end of the 2010 third quarter, the company had cash reserves of $1.3 million (excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit) and a working capital deficiency of ($37.7) million (including $8.1 million in current liability portion of derivative contracts, $12.5 million in the current portion of long-term debt, and $1.7 million and $10.7 million of long-term derivative liabilities and long-term debt, respectively, that were classified as current liabilities due to the company's default on the related agreements. At the 2009 year-end, cash reserves were $1.3 million and the working capital deficiency amounted to ($7.7) million, including $8.0 million in the current liability portion of derivative contracts and $7.4 million in the current portion of long-term debt, capital lease obligations, and accrued interest.

Cash flows from operating activities during the first nine months of 2010 and 2009 were $1.8 million and $0.1 million, respectively. The cash flow reflects the net losses incurred in the first nine months of 2010 and 2009. The cash flow for 2010 also was significantly affected by the accounting change for derivatives as well as the increase in the amount of copper that remains in inventory. Cash used in the mining and processing of inventory amounted to ($9.4) million and $3.6 million during the respective 2010 and 2009 periods. Cash used by operating activities was offset in part by a $9.9 million and $9.4 million increase in accounts payable, accrued expenses, and accrued interest during the respective 2010 and 2009 nine-month periods.

Cash flows from investing activities during the nine-month 2010 period were ($0.7) million, which primarily represents the purchase of equipment used in the Johnson Camp Mine operation and preliminary engineering on a new leach pad. Cash flows from investing activities during the comparative 2009 period were ($9.2) million, primarily reflecting capital expenditures of ($10.0) million related to the reactivation of the Johnson Camp Mine during this time period, ($1.7) million (net of $0.7 million of copper sold during the period, which includes $0.3 million of proceeds from the settlement of effective hedges) in mine development costs, $0.9 million in proceeds from the sale of ineffective copper hedges, and the reclassification of $1.5 million from restricted cash and marketable securities to cash and cash equivalents.

Cash flows from financing activities during the first nine months of 2010 were ($1.0) million, compared with $4.9 million for the same period in 2009. During the 2010 nine-month period, the company realized proceeds of $40,650 from the exercise of 451,667 stock options. On July 29, 2010, Nord announced that it had converted the entire amount due to Fisher Sand & Gravel of approximately $8.2 million into a two-year 6% Promissory Note. Under the agreement, Fisher will receive monthly payments based on a formula related to the levels of copper sales made by Nord. The company incurred ($.2) million in debt-issuance costs related to the closing of the Promissory Note and made principal payments of ($.9) million. On March 31, 2009, the company sold to Royalty Gold (then known as IRC Nevada Inc.) a 2.5% net smelter royalty on the mineral production sold from the existing mineral rights at Johnson Camp. Net proceeds from the sale of $5.0 million, were recorded as deferred revenue and are being used for working capital during the ramp up of our mining operations. Amounts payable to Royal Gold, which are being calculated based on the revenue generated from the sale of copper, are being expensed in the period incurred.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be "forward-looking".

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca